Exhibit 99.1

For Immediate Release

Sunesis Pharmaceuticals Reports Fourth Quarter

and Full Year 2005 Financial Results

South San Francisco, CA, March 24, 2006 – Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics, today reported financial results for the quarter and fiscal year ended December 31, 2005.  Total revenues for the fourth quarter were $4.5 million, with a net loss of $5.3 million.  Total revenues for 2005 were $16.5 million, with a net loss of $27.5 million.  As of December 31, 2005, cash, cash equivalents and marketable securities totaled $48.3 million and debt totaled $2.4 million.

Fourth Quarter Highlights

•                  At the American Association for Cancer Research-National Cancer Institute-European Organization for Research and Treatment of Cancer conference, Sunesis presented the results of its first Phase I clinical trial for SNS-595, a novel S-phase active cancer therapeutic that induces rapid apoptosis.   SNS-595 achieved a maximum tolerated dose of 48 mg/m2 and demonstrated promising signals of clinical activity with 13 of 41 patients experiencing sustained disease control lasting more than 12 weeks.

•                  In November, Sunesis commenced enrollment of a Phase I dose escalation trial for SNS-595 in patients with refractory acute leukemia.  The goal of this clinical trial is to establish an optimal dosing regimen for use in Phase II/III testing in patients with relapsed or refractory acute myelocytic leukemia (AML).

•                  In December, Sunesis commenced enrollment of a Phase II clinical trial with SNS-595 for the second-line treatment of patients with non-small cell lung cancer.

•                  Sunesis earned a discovery milestone in December for progress made in its Raf kinase collaboration with Biogen Idec.

Recent Highlights

•                  In January, Sunesis initiated a Phase I/II clinical study in patients with advanced solid tumor malignancies of its second cancer therapeutic, SNS-032, a novel inhibitor of cyclin-dependent kinases 2, 7 and 9.

•                  In March, Sunesis initiated a Phase II clinical trial with SNS-595 for the second-line treatment of patients with small cell lung cancer.

•                  Earlier this month, Sunesis closed a private placement of common stock and warrants with net proceeds to Sunesis of approximately $43.7 million.  With this financing, Sunesis had over $90 million in cash, cash equivalents and marketable securities on a pro-forma basis, as of December 31, 2005.

•                  Today, Sunesis announces the attainment of a $500,000 milestone payment from Biogen Idec for the discovery of novel inhibitors of an undisclosed oncology kinase target.

Financial Highlights

•                  Revenue from research collaborations totaled $4.5 million and $16.4 million for the three-month and twelve-month periods ended December 31, 2005, respectively, compared to $3.8 million and $10.1 million for the three-month and twelve-month periods ended December 31, 2004, respectively.  This increase in collaboration revenue was primarily due to the full year of research funding from the multi-kinase collaboration with Biogen Idec signed in August 2004 and the deferred revenue that was recognized in connection with the termination of the research phase of the BACE collaboration with Merck & Co.

•                  Research and development (R&D) expense was $7.9 million and $36.2 million for the three-month and twelve-month periods ended December 31, 2005, respectively.  R&D expense for the three- and twelve-month periods ended December 31, 2004, was $6.1 million and $23.6 million, respectively.  The year-over-year increase of $12.6 million in R&D expenses was primarily due to:  (i) a $9.7 million expense related to the in-licensing of SNS-032 and related intellectual property from Bristol-Myers Squibb in April 2005, of which $8.0 million represents a non-cash licensing fee; (ii) a $3.4 million increase in expense related to the development of SNS-314, our Aurora kinase inhibitor; (iii) a $2.6 million increase in expense related to the development of SNS-595; and (iv) a partial off-set of $4.0 million related to a reduction in expense for other programs.

•                  General and administrative (G&A) expense for the fourth quarter of 2005 was $2.2 million, compared to $1.9 million for the prior year.  For the twelve-month period ended December 31, 2005, G&A expense was $8.3 million, compared to $7.4 million for the twelve-month period ended December 31, 2004.  The increase in G&A expense was primarily due to an increase in non-cash stock compensation expense and costs related to being a publicly traded company.

•                  Sunesis reported a net loss of $5.3 million for the fourth quarter and $27.5 million for the twelve-month period ended December 31, 2005, compared to a reported loss of $4.0 million and $20.5 million, respectively, for the three-month and twelve-month periods ended December 31, 2004.  The net loss applicable to common stockholders was $115.6 million for 2005, including an $88.1 million non-cash deemed dividend related to the conversion of preferred stock into common stock in conjunction with the initial public offering (IPO) in September 2005.  This non-cash deemed dividend results from the redistribution of pre-IPO ownership which occurred in conjunction with the IPO.

Other Business

Sunesis announced today that it has named Don Young, Senior Director of Biometrics.

The Compensation Committee of the Company’s Board of Directors approved an employment commencement grant of a non-qualified stock option to purchase 20,000 shares of Sunesis common stock, effective March 31, 2006.  This option award was granted without shareholder approval pursuant to Nasdaq Marketplace Rule 4350

(i)(1)(A)(iv) and with the following material terms:  (a) an exercise price equal to the fair market value of the Company’s common stock on the grant date, (b) a term of 10 years, and (c) a vesting schedule providing that the option is exercisable as to ¼ of the total grant on the first anniversary of Mr. Young’s hire, and 1/48th of the total grant each month thereafter until each grant is fully vested.

Conference Call Information

Sunesis’ management will host a conference call to review the results of the quarter and the fiscal year on Friday, March 24 at 10:30 am EST.  Individual and institutional investors can access the call via (800) 310-6649 (domestic) or (719) 457-2693 (international).  To access the live audio broadcast or the subsequent archived recording, visit the “Investors and Media – Calendar of Events” section of the Sunesis website at http://www.sunesis.com.  Please log on to Sunesis’ website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary.

About Sunesis Pharmaceuticals

Sunesis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics for oncology and other serious diseases.  Sunesis has built a broad product candidate portfolio through internal discovery and in-licensing of novel cancer therapeutics.  Sunesis is advancing its product candidates through in-house research and development efforts and strategic collaborations with leading pharmaceutical and biopharmaceutical companies.  For additional information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

Safe Harbor Statement

This press release contains forward-looking statements that involve substantial risks and uncertainties. Sunesis may not actually achieve the plans, intentions or expectations contained in such forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations contained in such forward-looking statements. Sunesis does not assume any obligation to update any such forward-looking statements.

CONTACTS:

Investors	Media
Eric Bjerkholt, CFO	Karen L. Bergman or
Sunesis Pharmaceuticals, Inc.	Michelle Corral
650-575-1509	BCC Partners
650-575-1509 or 415-794-8662

Sunesis Pharmaceuticals, Inc.

Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended December 31,		Year ended December 31,
	2005	2004	2005	2004
	(unaudited)		(unaudited)
Revenue:
Collaboration revenue	$2,366	$1,635	$7,395	$5,938
Collaboration revenue from related party	2,138	2,209	9,018	4,201
Grant and fellowship revenue	19	31	109	166
Total revenues	4,523	3,875	16,522	10,305

Operating expenses:
Research and development	7,902	6,111	36,166	23,616
General and administrative	2,227	1,875	8,283	7,352
Total operating expenses	10,129	7,986	44,449	30,968

Loss from operations	(5,606)	(4,111)	(27,927)	(20,663)

Interest income	518	202	1,092	518
Interest expense	(228)	(87)	(674)	(387)
Other income (expense), net	2	1	10	2
Net loss	(5,314)	(3,995)	(27,499)	(20,530)
Convertible preferred stock deemed dividends	—	—	(88,092)	—
Net loss applicable to common stockholders	$(5,314)	$(3,995)	$(115,591)	$(20,530)

Basic and diluted net loss per share applicable to common stockholders	$(0.25)	$(2.94)	$(17.41)	$(15.77)
Shares used in computing basic and diluted loss per share applicable to common stockholders	21,493,392	1,358,378	6,637,935	1,302,096

Sunesis Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	December 31,
	2005	2004
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$17,704	$7,587
Marketable securities	30,629	29,224
Note and interest receivable from officers and employees	—	164
Prepaids and other current assets	2,068	1,676
Total current assets	50,401	38,651

Note and interest receivable from officers and employees	—	85
Property and equipment, net	4,007	3,990
Deposits and other assets	300	300
Total assets	$54,708	$43,026

Liabilities and stockholders’ equity (deficit)

Current liabilities:
Accounts payable	$2,045	$1,663
Accrued compensation	2,068	1,599
Other accrued liabilities	1,278	359
Current portion of deferred revenue	3,787	6,032
Current portion of equipment financing	1,067	1,291
Total current liabilities	10,245	10,944

Deferred revenue	3,320	7,678
Borrowings under debt facility with related party	—	3,200
Non current portion of equipment financing	1,306	1,238
Deferred rent and other non-current liabilities	1,371	1,196

Commitments
Convertible preferred stock	—	108,813

Stockholders’ equity (deficit):
Common Stock	2	1
Additional paid-in capital	249,690	6,494
Notes receivable from stockholders	—	(135)
Deferred stock compensation	(2,163)	(2,916)
Accumulated other comprehensive loss	(55)	(70)
Accumulated deficit	(209,008)	(93,417)
Total stockholders’ equity (deficit)	38,466	(90,043)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$54,708	$43,026

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